Exhibit (a)(5)(F)

FOR IMMEDIATE RELEASE

CUBIST PHARMACEUTICALS COMMENCES TENDER OFFER FOR ALL

OUTSTANDING SHARES OF TRIUS THERAPEUTICS

Tender Offer Consistent with Terms Announced on July 30, 2013

Lexington, Mass. — August 13, 2013 — Cubist Pharmaceuticals, Inc. (NASDAQ: CBST) today announced the commencement of its tender offer for all outstanding shares of the common stock of Trius Therapeutics (NASDAQ: TSRX) for $13.50 per share in cash, plus one Contingent Value Right, entitling the holder to receive an additional cash payment of up to $2.00 for each share they tender if certain sales milestones are achieved. The tender offer is being made by BRGO Corporation, a wholly-owned subsidiary of Cubist, pursuant to the previously announced Agreement and Plan of Merger, dated July 30, 2013, for Cubist to acquire Trius.

The tender offer and merger are subject to the satisfaction or waiver of customary conditions, including, among others, that the number of shares validly tendered and not validly withdrawn equals at least a majority of the outstanding shares on a fully-diluted basis and that any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, have expired or otherwise been terminated.

Cubist filed today with the U.S. Securities and Exchange Commission (SEC) a Tender Offer Statement on Schedule TO, setting forth in detail the terms of the tender offer.  Trius also filed today with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, setting forth in detail, among other things, the unanimous recommendation of Trius’ Board of Directors that Trius’ stockholders accept the tender offer and tender their shares in the offer. Copies of the Offer to Purchase, Letter of Transmittal and other  materials related to the tender offer are available free of charge from MacKenzie Partners, Inc., the information agent for the tender offer, at (212) 929-5500 for banks and brokers or toll-free at (800) 322-2885 for stockholders and all others.  Computershare Trust Company, N.A., is acting as depositary for the tender offer.

The tender offer and any withdrawal rights to which Trius’ stockholders may be entitled expire at 9:00 a.m., Eastern Time, on September 11, 2013, unless extended or earlier terminated.

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address significant unmet medical needs in the acute care environment. Cubist is headquartered in Lexington, Mass. Additional information can be found at Cubist’s web site at www.cubist.com.

Notice to Investors

This press release is for informational purposes only and is not an offer to purchase nor a solicitation of an offer to sell securities. The solicitation and the offer to purchase shares of Trius common stock are being made only pursuant to the Offer to Purchase, Letter of Transmittal and related materials that

Cubist and BRGO Corporation have filed with the SEC on a Tender Offer Statement on Schedule TO on August 13, 2013. Trius also has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer on August 13, 2013. Trius stockholders and other investors should read these materials carefully because they contain important information, including the terms and conditions of the offer. Trius stockholders and other investors may obtain free copies of the Tender Offer Statement, Solicitation/Recommendation Statement and other documents filed with the SEC through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of these documents from Cubist or Trius by contacting: MacKenzie Partners, Inc. on behalf of Cubist toll free at (800) 322-2885 or collect at (212) 929-5500 or tenderoffer@mackenziepartners.com; or Stefan Loren at Westwicke Partners, LLC on behalf of Trius at (443) 213-0507 or sloren@westwicke.com. Questions and requests for assistance or for additional copies of these documents may be directed to MacKenzie Partners, Inc., the information agent for the offer, at (212) 929-5500 for banks and brokers or toll-free at (800) 322-2885 for stockholders and all others.

Cubist Contacts:

INVESTORS:

Eileen C. McIntyre, (781) 860-8533

Vice President, Investor Relations

eileen.mcintyre@cubist.com

Or

MacKenzie Partners, Inc.

Mark Harnett, (212) 929-5500

tenderoffer@mackenziepartners.com

MEDIA:

Julie DiCarlo, (781) 860-8063

Senior Director, Corporate Communications

julie.dicarlo@cubist.com

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